Exhibit 99.1


For Immediate Release

Contact:    James R. Moore, CFO or Willing Biddle, COO
            Urstadt Biddle Properties Inc.
            203 863-8200

 URSTADT BIDDLE PROPERTIES INC. ANNOUNCES CHANGE IN INDEPENDENT AUDITORS

Greenwich, Connecticut, January 27, 2006 ... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that its audit committee has agreed, by resolution, to end the engagement of Ernst & Young LLP as its independent registered public accounting firm as of the completion of the audit for the year ended October 31, 2005.

The audit committee also approved the appointment of PKF, Certified Public Accountants, a Professional Corporation as the Company's new independent registered public accounting firm. The decision was based primarily on the audit committee's efforts to reduce UBP's costs for audit services. The Company has not had any disagreements with Ernst & Young through the date of disengagement, nor any disagreements related to any prior years' audits.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties and investment liquidity. UBP owns 34 properties containing 3.7 million square feet of space. UBP's core properties consist principally of community shopping centers located in the northeast with a concentration in Fairfield County, Connecticut and Westchester and Putnam Counties, New York.